Exhibit 99.1

PERRY ELLIS INTERNATIONAL ANNOUNCES PRELIMINARY

RECORD REVENUE AND EARNINGS RESULTS FOR 1ST QUARTER

Revenue Increases by 82%

MIAMI—May 13, 2004—Perry Ellis International, Inc. (Nasdaq:PERY) announced today that, based on preliminary information, the Company anticipates reporting record revenue, net income and fully diluted earnings per share for the first quarter ended April 30, 2004.

Total revenues are expected to rise approximately 82% to $197 million from $108.3 million during the same period a year ago. The Company benefited positively from both the impact of the inclusion of revenues from its June 2003 acquisition of Salant, and from strong organic growth. Approximately $65 million or 75% of the expected increase in revenue is attributable to the Salant acquisition. The balance of the revenue growth, approximately $23 million, a 21% increase over last year’s comparable period, is attributable to increases in both the Company’s swim and core wholesale businesses.

Net income for the first quarter ended April 30, 2004 is expected to be in the range of $7.8 million to $8.2 million, as compared to net income for the first quarter of fiscal 2004 of $5.6 million, an increase of 40% to 45% over the same period last year. Earnings per fully diluted share are anticipated to be in the range of $0.85 to $0.90. The number of fully diluted shares outstanding at the end of the quarter increased approximately 2 million shares, or 28%, from 7.0 million shares as of the end of the 1st quarter last year to approximately 9.2 million shares, reflecting the additional 1.8 million shares issued as a result of the Salant acquisition.

Chairman and Chief Executive Officer George Feldenkreis commented, “The healthy retail environment that we benefited from last quarter has continued through the first quarter of this year. Retailers are experiencing strong sell-throughs on true fashion product, and this trend is driving the exceptional sales of our Perry Ellis, Cubavera, Havanera, Original Penguin and Natural Issue brands. Consumers are ready to buy quality products and innovative fashion. Our lifestyle merchandising strategy to different demographics and channels of distribution continues to be a winning formula.”

About Perry Ellis International

Perry Ellis International Inc. is a leading designer, distributor and licensor of a broad line of high quality men’s and women’s apparel, accessories, and fragrances, including dress and casual shirts, golf sportswear, sweaters, dress and casual pants and shorts, jeans wear, active wear and men’s and women’s swimwear to all major levels of retail distribution. The company, through its wholly owned subsidiaries, owns a portfolio of highly recognized brands including Perry Ellis®, Jantzen®, Cubavera®, Munsingwear®, John Henry®, Original Penguin®, Grand Slam®, Natural Issue®, Penguin Sport®, the Havanera Co.®, Axis®, and Tricots St. Raphael®. The Company also licenses trademarks from third parties including Nike® and Tommy Hilfiger® for swimwear, PING® and PGA TOUR® for golf apparel and Ocean Pacific® and for men’s sportswear. Additional information on the Company is available at www.pery.com.

Safe Harbor Statement

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The actual results of Perry Ellis could differ materially from those expressed or indicated by forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, general economic conditions, a significant decrease in business from or loss of any of Perry Ellis’ major customers, the effectiveness of Perry Ellis’ planned advertising, marketing and promotional campaigns, the ability of Perry Ellis to contain costs, Perry Ellis’ future capital needs and ability to obtain financing, changes in fashion trends and consumer acceptance of both new designs and newly introduced products, ability to predict consumer preferences, anticipated trends and conditions in Perry Ellis’ industry, including future consolidation, the seasonality of Perry Ellis’ swimwear business, termination or non-renewal of any material license agreements to which Perry Ellis is a party, ability to integrate businesses, trademarks, trade names and licenses, including Salant, the level of consumer spending for apparel and other merchandise, exposure to foreign currency risk, possible disruption in commercial activities due to terrorist activity and armed conflict and other factors, including those set forth in Perry Ellis’ filings with the Securities and Exchange Commission. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in Perry Ellis’ filings with the SEC. Any forward-looking statements speak only as of the day hereof and Perry Ellis disclaims any intent or obligation to update the same.

Contact:

Rosemary Trudeau

305 873 1294

rosemary.trudeau@pery.com